Exhibit 2.13

Peregrine Systems, Inc.
3611 Valley Centre Drive
San Diego, California 92130
Attention: General Counsel

August 2, 2002

TRIRIGA Real Estate & Facilities LLC
4285 South Polaris Avenue
Las Vegas, NV 89103

Ladies and Gentlemen:

Reference is made to the Asset Purchase Agreement dated July 31, 2002 (the “Purchase Agreement”), by and between Peregrine Systems, Inc, (“Peregrine”) and TRIRIGA Real Estate & Facilities LLC (“TRIRIGA”).  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

This is to confirm that Peregrine and TRIRIGA each agree as follows:

1.             The Purchase Price contained in Section 1.3 of the Purchase Agreement is hereby reduced from $5,000,000.00 to $4,893,281.96 to reflect collection by Peregrine since July 31, 2002 of certain accounts receivable included in the Acquired Assets and listed on Schedule 1.1 of the Purchase Agreement.

2.             Schedule 1.1 of the Purchase Agreement is hereby amended by deleting from Section 1.3 of that schedule the accounts receivable listed on Exhibit A attached hereto.

3.             Except as expressly provided herein, the remaining terms of the Purchase Agreement shall remain in full force and effect.

Your signature below will confirm your agreement as to these matters. Thank you for your attention.

Very truly yours,

PEREGRINE SYSTEMS, INC.

By:	/s/ Gary G. Greenfield
Name:	Gary G.Greenfield
Title:	Chief Executive Officer

Acknowledged and Agreed:
TRIRIGA Real Estate & Facilities LLC

By:	/s/ Anthony A. Marnell III VP/General Counsel
Anthony A. Marnell III
Manager, President and Chief Executive Officer